Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

Galaxy Payroll Group Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, $0.00625 par value per share	(1)	457(a)	3,800,000	$2.19	$8,322,000.00	0.0001381	$1,149.27

Total Offering Amounts:							$8,322,000.00		1,149.27
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$1,149.27

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Class A ordinary shares, par value $0.00625 per share (the “Class A Ordinary Shares”) of Galaxy Payroll Group Limited (the “Company”) that may become issuable by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A Ordinary Shares.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Company’s Class A Ordinary Shares on March 5, 2026.